Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com

News Release

Belden Announces $550 Million Private Offering of Senior Subordinated Notes

St. Louis, Missouri – August 13, 2012 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced that subject to market conditions, it intends to offer $550 million in aggregate principal amount of senior subordinated notes due 2022 (the “2022 Notes”) for sale to eligible purchasers in a private offering (the “Notes Offering”).

Belden intends to use the net proceeds from the Notes Offering to fund a portion of its pending tender offers for any and all of its outstanding 7.0% Senior Subordinated Notes due 2017 (the “2017 Notes”) and any and all of its outstanding 9.25% Senior Subordinated Notes due 2019 (the “2019 Notes”). To the extent any 2017 Notes or 2019 Notes are not tendered or Belden’s tender offers are not consummated, any remaining net proceeds will be used to provide additional working capital for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The 2022 Notes are expected to be eligible for resale to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com